Exhibit 10.3

SVB FINANCIAL GROUP
UK SUB-PLAN OF THE
2006 EQUITY INCENTIVE PLAN
Adopted by SVB Financial Group on January 8, 2014.
Approved by Her Majesty’s Revenue & Customs on April 4, 2014 under reference: X110883.

1.	INTRODUCTION

1.1
The Administrator (as defined under the Plan) has established this U.K. Sub-plan (the “U.K. Sub-plan”) of the SVB Financial Group 2006 Equity Incentive Plan (as may be amended or restated from time to time) (the “Plan”) pursuant to Section 4(b)(v) of the Plan for the purpose of granting Approved Options (as defined in Rule 1.4 below) to employees of SVB Financial Group and its Subsidiaries (as defined in Rule 2 below), who are or may be subject to United Kingdom taxation, in a tax efficient manner. For the avoidance of doubt, the terms of the Plan (insofar as they have not been replaced or modified by these Rules (as defined in Rule 2 below)) shall form part of the U.K. Sub-plan.

1.2
The U.K. Sub-plan is intended to qualify as a CSOP Scheme (as defined in Rule 2 below). The Company makes no undertaking nor representation that the U.K. Sub-plan will continue to qualify as a CSOP Scheme.

1.3
Where the Administrator wishes to grant Approved Options to Employees (as defined in Rule 2 below) in the United Kingdom, such Approved Options may be granted subject to and in accordance with the Rules of this U.K. Sub-plan. In the event of any conflict between the Plan and the U.K. Sub-plan, the U.K. Sub-plan will prevail. This will not preclude the Administrator from also granting other Awards (as defined in the Plan), including Options (as defined in the Plan) which are not subject to this U.K. Sub-plan, to an Employee under the provisions of the Plan.

1.4
Options granted under the U.K. Sub-plan shall be referred to as “Approved Options.” Only Approved Options, a type of Nonstatutory Stock Option, may be granted under the U.K. Sub-plan and accordingly references in the Plan to Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Full Value Awards (as those terms are defined in the Plan), and any other type of stock or cash based Award referred to in the Plan, shall be disregarded for the purposes of the U.K. Sub-plan.

1.5	The provisions of the U.K. Sub-plan shall only apply to Approved Options granted under the U.K. Sub-plan.

1.6	The endnotes contained in the U.K. Sub-plan are provided for information purposes only.

2.	DEFINITIONS (SECTION 2 OF THE PLAN)

2.1	Unless defined herein, capitalized words or phrases shall have the meaning given to them in the Plan. For the purposes of the U.K. Sub-plan:

(a)	“Control” has the meaning given by section 995[i] of the (U.K.) Income Tax Act 1997.

(b)	“CSOP Scheme” means a company share option plan scheme approved by HMRC pursuant to Schedule 4.

Exhibit 10.3

(c)
“Employee” means (i) any person employed by the Company or any Subsidiary (other than a director), and (ii) any “full-time” director of the Company or any Subsidiary, being a director required to work at least 25 hours or more per week (excluding meal breaks).

(d)	“Fair Market Value” means, as at any date, the value of a Share determined as follows:

(i)	if the Shares are listed on NASDAQ, the closing sale price for the Shares for the applicable date (or, if the applicable date is not a trading day, the next preceding date which is a trading day); or

(ii)
if the Shares are not so listed, the fair market value shall be determined by the Administrator in good faith in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance for the purposes of the U.K. Sub-plan with HMRC Shares and Assets Valuation, in either case determined without regard to the effect of any restrictions that may apply to the Shares within the meaning of paragraph 36(3)ii of Schedule 4.

(e)	“HMRC” means Her Majesty’s Revenue & Customs.

(f)	“Optionee” means an Employee who receives an Approved Option.

(g)	“Rules” means the rules of this U.K. Sub-plan.

(h)	“Schedule 4” means Schedule 4 to the (U.K.) Income Tax (Earnings and Pensions) Act 2003.

(i)	“Share” means a share of the Company’s Common Stock which satisfies the conditions of paragraphs 16 to 18 (inclusive) and paragraph 20iii of Schedule 4 at all material times.

(j)	“Subsidiary” means any company over which the Company has Control and which meets the definition of Subsidiary or Affiliate in the Plan.

(k)	“Subsisting Option” means an Approved Option which has neither lapsed nor been exercised.

2.2	Any reference in this U.K. Sub-plan to any enactment includes a reference to that enactment as from time to time modified, extended or replaced.

3.	ADMINISTRATION (SECTION 4 OF THE PLAN)

3.1	Any discretion that the Administrator has with respect to Approved Options may only be exercised fairly and reasonably and not in breach of this U.K. Sub-plan or Section 4 of the Plan.

3.2
Approved Options may be granted only to Employees, and not to Consultants or Directors who are not Employees (and, for the avoidance of doubt, this Rule shall take precedence over Section 5 of the Plan).

3.3	Approved Options may only be granted after the date on which formal approval under Schedule 4 for the U.K. Sub-plan has been obtained from HMRC. Approved Options may only be granted over Shares.

3.4	No Approved Option may be granted to any Employee who is precluded by paragraph 9 (material interest)iv of Schedule 4 from participating in a CSOP Scheme.

3.5
Terms and conditions of Approved Options must be consistent with the U.K. Sub-plan, must be set out in the Award Agreement at the time of grant, and must not be amended, waived or modified after grant without the

Exhibit 10.3

agreement (where required) of HMRC and/or the Optionee. Section 4(b)(vi) of the Plan shall be excluded in relation to outstanding Options for the purposes of the U.K. Sub-plan.

3.6
The Award Agreement must state whether or not the Shares which may be acquired on the exercise of the Approved Option may be subject to any restriction within the meaning of paragraph 36(3) of Schedule 4 and, if so, the details of the restriction must also be included.

3.7
Approved Options granted to any Employee shall be limited and take effect so that the aggregate Fair Market Value of the Shares subject to the Approved Option, when aggregated with the Fair Market Value of Shares subject to Subsisting Options, shall not exceed £30,000. For the purposes of this Rule 3.7, Subsisting Options shall include all outstanding Approved Options granted under this U.K. Sub-plan and outstanding approved options granted under any other CSOP Scheme which has or may be established by the Company or any associated company within the meaning of paragraph 35 of Schedule 4. This limit shall be determined on the basis of the Fair Market Value of Shares as at the date(s) of grant of the relevant Approved Options and the Fair Market Value at the date(s) of grant of options granted under the rules of any other CSOP Scheme, converted from U.S. dollars into pounds sterling at the rate of exchange applicable as at the date(s) of grant.

4.	LIMITATIONS (SECTION 6 OF THE PLAN)

4.1
No program to re-price or exchange Approved Options (as described in Section 6(c) of the Plan) may be implemented in respect of Approved Options except in accordance with Rule 8.2 or 9.2 of the U.K. Sub-plan (as applicable).

5.	OPTION EXERCISE PRICE AND CONSIDERATION (SECTION 7(b) OF THE PLAN)

5.1
The exercise price per Share of an Approved Option shall not be less than the Fair Market Value of a Share on the date of grant (and, for the avoidance of doubt, this Rule shall take precedence over any provision to the contrary in Section 7 of the Plan).

5.2	Any performance conditions imposed on the exercise of an Approved Option:

(a)	must be objective and set at the date of grant of the Approved Option; and

(b)
cannot be waived or amended unless events occur which cause the Administrator to consider that the performance conditions will not achieve their original purpose (in which case the Administrator may make such alterations or additions to the performance conditions as are fair and reasonable provided that the amended performance conditions are no more difficult to meet than those originally imposed).

5.3
The exercise price of an Approved Option may only be paid by cash, cheque, and/or though a cashless exercise. The exercise price may not be paid using previously acquired Shares or by the Company withholding Shares.

5.4	No Approved Option may be exercised by any Optionee who is precluded by paragraph 9 (material interest)[v] of Schedule 4 from participating in a CSOP Scheme.

5.5
Shares shall be allocated or issued to the Optionee within 30 days of exercise. Except for any rights determined by reference to a date preceding the date of allotment or transfer, such Shares shall rank equally and as one class with other Shares of the same class already in issue.

6.	TERMINATION OF SERVICE (SECTION 7(c) OF THE PLAN)

6.1	Section 7(c)(ii) of the Plan shall apply if the Optionee’s status as a Service Provider terminates by reason of

Exhibit 10.3

retirement, redundancy (within the meaning of the Employment Rights Act 1996), injury (to the extent this does not constitute Disability and evidenced to the satisfaction of the Administrator), a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or the company with which the Optionee holds office or employment ceasing to be an associated company (as defined in paragraph 35(1) of Schedule 4) of the Company by reason of a change of control (as determined in accordance with sections 450 and 451 of the Companies Act 2006).

6.2
Following the Optionee’s death, an Approved Option may only be exercised by the personal representatives of the Optionee and may not be exercised later than 12 months after the date of death of the Optionee.

7.	NON-TRANSFERABILITY OF OPTIONS (SECTION 15 OF THE PLAN)

7.1	Section 15 of the Plan shall be replaced by the following provision for the purposes of the U.K. Sub-plan.

7.2
An Approved Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner and, following the Optionee’s death, may only be exercised by the personal representatives of the Optionee.

8.	ADJUSTMENTS (SECTION 16(a) OF THE PLAN)

8.1	Outstanding Approved Options shall be adjusted only in accordance with Rule 8.2 of the U.K. Sub-plan.

8.2
In the event of any change to the capitalization, rights issue, consolidation, subdivision or reduction of share capital within paragraph 22(3) of Schedule 4 or other variation of share capital within paragraph 22(3) of Schedule 4, the number of Shares subject to an Approved Option and the exercise price for each of those Shares shall be adjusted in such manner as the Administrator considers to be fair and reasonable provided that:

(a)	the aggregate amount payable on the exercise of an Approved Option in full is not increased;

(b)	no adjustment shall be made without the prior approval of HMRC, if such approval is required by Schedule 4; and

(c)	following the adjustment, the Shares continue to satisfy the conditions specified in paragraphs 16 to 18 (inclusive) and paragraph 20 of Schedule 4.

9.	CHANGE IN CONTROL (SECTION 16(c) OF THE PLAN)

9.1
An Approved Option may be exchanged for another option only in accordance with Rule 9.2 of the U.K. Sub-plan, and Section 16(c) of the Plan shall be interpreted accordingly. Section 16(c) of the Plan shall not apply in the event that the company with which the Optionee holds office or employment ceases to be an associated company (as defined in paragraph 35(1) of Schedule 4) of the Company by reason of a change of control (as determined in accordance with sections 450 and 451 of the Companies Act 2006). Further, the words "In the event that the successor corporation (the "Successor Corporation") refuses to assume or substitute for the Award" in Section 16(c) of the Plan shall be replaced by the words "In the event that Approved Options are not exchanged pursuant to an agreement with the successor corporation (the "Successor Corporation" or "Successor Entity") in accordance with Rule 9.2 of the U.K. Sub-plan" for the purposes of the U.K. Sub-plan.

9.2	If any company (the “Successor Entity”):

(a)
obtains Control of the Company as a result of making a general offer (i) to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied

Exhibit 10.3

the person making the offer will have Control of the Company or (ii) to acquire all the shares in the Company which are of the same class as the Shares subject to subsisting Options;

(b)
obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899vi of the Companies Act 2006 (or under a relevant equivalent or closely comparable provision of applicable overseas company law accepted as such by HMRC); or

(c)
becomes bound or entitled to acquire shares in the Company under sections 979 to 982 or 983 to 985vii of the Companies Act 2006 (or under a relevant equivalent or closely comparable provision of applicable overseas company law accepted as such by HMRC), an Optionee may agree with the Successor Entity to release the Approved Option (the “Old Option”) in consideration of the grant of a new option (the “New Option”) which satisfies the conditions below.

9.3	The conditions are that the New Option:

(a)
is over shares in the Successor Entity or in a company which has Control over the Successor Entity which satisfies the conditions specified in paragraphs 16 to 18 (inclusive) and paragraph 20 of Schedule 4;

(b)
is a right to acquire such number of shares as has on acquisition of the New Option an aggregate market value equal to the aggregate Fair Market Value of the shares subject to the Old Option on its disposal;

(c)	has a purchase price per share such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and

(d)	is otherwise identical in terms to the Old Option.

9.4
Where any New Option is granted pursuant to this Rule 9, the provisions of the U.K. Sub-plan shall, in relation to the New Option, be construed as if references to the Company and the Shares were references to the Successor Entity or, as the case may be, to the other company to whose shares the New Option relates and to the shares in the Successor Entity or that other company. The New Option shall, for all other purposes of the U.K. Sub-plan, be treated as having been acquired at the same time as the Old Option, which is released in consideration for the grant of the New Option.

9.5
The release of the Old Option and the grant of a New Option under this Rule 9 must take place within the period of six (6) months beginning with the time when, as the case may be, Control of the Company has been obtained and any conditions in connection with the change of Control are satisfied or the court sanctions a compromise or arrangement (as applicable), or within the period during which the Successor Entity remains bound or entitled in accordance with Rule 9.2(c) above.

9.6	If an event has occurred within Rule 9.2, the U.K. Sub-plan remains that of the Company and no further Approved Options may be granted under the U.K. Sub-plan.

9.7
For the purposes of Rule 9.2(a)(i), the reference to the issued ordinary share capital of the Company does not include any capital already held by the person making the offer or a person connected with that person, and for the purposes of Rule 9.2(a)(ii), the reference to the shares in the Company does not include any shares already held by the person making the offer or a person connected with that person. For the purposes of Rule 9.2(a) it does not matter if the general offer is made to different shareholders by different means.

Exhibit 10.3

9.8
An Optionee may exercise an Approved Option, to the extent the Approved Option is vested and outstanding: (i) within six (6) months after the relevant date (as specified in paragraph 25A of Schedule 4); or (ii) at any time when any person is bound or entitled to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006, in circumstances where sections 524(2E)(c) to 524(2E)(g) of the (U.K.) Income Tax (Earnings and Pensions) Act 2003 apply, but in no event beyond the term during which the Optionee was otherwise entitled to exercise the Approved Option pursuant to any other provision of the Plan or U.K. Sub-plan or discretion of the Administrator. This Rule 9.8 shall not limit the period during which an Optionee may otherwise be entitled to exercise an Approved Option under other terms in the U.K. Sub-plan.

10.	TAX WITHHOLDING (SECTION 17 OF THE PLAN)

10.1	Section 17 of the Plan shall be replaced by the following provisions.

10.2
If the Company or any Subsidiary is liable to withhold and account to HMRC for any sum in respect of income tax or National Insurance contributions (“Taxes”) in connection with the Approved Option, and the Optionee has not provided the Company or the relevant Subsidiary with sufficient funds to cover such amount, the Company shall be entitled to withhold or collect such Taxes:

(e)	by deduction from salary or any other amount payable to the Optionee at any time, including proceeds acquired upon a cashless exercise;

(f)	directly from the Optionee by payment in cleared funds;

(g)	by arranging, on behalf of the Optionee, for the sale of sufficient Shares that the Optionee is entitled to receive on the exercise of the Approved Option; or
(d)    by any other method agreed with HMRC.

10.3	A withholding liability may not be satisfied by the Company withholding Shares otherwise due to be received by the Optionee on the exercise of the Approved Option.

10.4
If the Company or any Subsidiary is liable to withhold and account to any other tax authority for any sum in respect of tax or social security contributions in connection with the Approved Option, the Company shall be entitled to withhold or collect such amounts using any of the methods listed in Rule 10.2 above.

10.5
The Award Agreement may provide that it is a condition of exercise that the Optionee agrees to pay or accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company or Subsidiary on the exercise of the Approved Option (“Employer NICs”). The Optionee may also be required to execute a joint election with the Company or the Optionee’s employer to formally transfer the liability for Employer’s NICs to the Optionee, the form of such election being formally approved by HMRC, and any other joint election which may be required between the Optionee and any successor to the Company or the Optionee’s employer.

10.6
The Award Agreement may provide that it is a condition of exercise that the Optionee agrees to enter into a joint election within Section 431 of the (U.K.) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003).

11.	NO EFFECT ON EMPLOYMENT OR SERVICE (SECTION 18 OF THE PLAN)

11.1	The following provision shall be added to Section 18 of the Plan.

Exhibit 10.3

11.2
The rights and obligations of any Optionee under the terms of that person’s employment with the Company or any Subsidiary shall not be affected by participation in the U.K. Sub-plan or any right to participate in the U.K. Sub-plan. An individual who is granted an Approved Option shall have no right to compensation or damages in consequence of the loss or diminution in value of the Approved Option or Shares acquired pursuant to the Approved Option for any reason including, but not limited to, as a result of the termination of that person’s employment with the Company or Subsidiary for any reason whatsoever and whether or not in breach of contract. If an individual did acquire any such rights, that person would be deemed to have waived them irrevocably by not renouncing the Approved Option.

12.	AMENDMENT AND TERMINATION OF THE PLAN (SECTION 21 OF THE PLAN)

12.1
The Administrator may not make any amendment to the U.K. Sub-plan or to the Award Agreement for Approved Options without first obtaining the approval of HMRC if such amendment relates to a “key feature” (as defined in paragraph 30(4)viii of Schedule 4) of this CSOP Scheme; provided however that the approval of HMRC will only be required for amendments made by the Administrator if it is a requirement of Schedule 4 or HMRC practice at the time of the amendment that such changes must be approved by HMRC. For the avoidance of doubt, Section 4(b)(v) and Section 21 of the Plan shall be subject to this Rule.

12.2	The U.K. Sub-plan shall terminate in accordance with the termination of the Plan.

These endnotes are provided for information purposes only.

i Section 995 of the Income Tax Act 2007: Control means the power of a person to secure, by holding sufficient shares or voting rights or as a result of other powers conferred, that the affairs of a company are conducted in accordance with that person’s wishes.

ii Paragraph 36(3) of Schedule 4: Shares are subject to a restriction if there is any contract, agreement, arrangement or condition which may provide for:

Exhibit 10.3

•	a transfer, reversion or forfeiture of the shares for less than market value;

•	a restriction on the freedom of the holder to dispose of or hold onto the shares; or

•	a disadvantage due to the disposal or retention of the shares.

iii Paragraphs 16 to 18 and 20 of Schedule 4 (as they apply to the Company): The Shares must:

•	form part of the ordinary share capital of the Company, as the scheme organiser;

•	be in a company listed on a recognised stock exchange (such as NASDAQ);

•	be fully paid up and not redeemable; and

•
the majority of the issued shares of the same class as the Shares must be “open market” shares (i.e. if the persons holding the shares are not (a) persons who acquired their shares as a result of a right conferred on them or an opportunity afforded to them as a director or employee of the scheme organiser or any other company, and not as a result of an offer to the public, or (b) trustees holding shares on behalf of persons who acquired their beneficial interests in the shares as mentioned in (a)).

iv Paragraph 9 of Schedule 4: An Approved Option may not be granted to or exercised by an individual holding an interest of more than 30% of the ordinary share capital of the Company.

v See note iv above.

vi Section 899 of the Companies Act 2006: A scheme of arrangement is a statutory procedure under the Companies Act 2006 whereby a company may make a compromise or arrangement with its members or creditors. It is a court sanctioned procedure and can be used to effect internal reorganisations, mergers or demergers.

vii Sections 979 to 982 or 983 to 985 of the Companies Act 2006: These sections apply after a bidder (the acquiring company) has had its offer to the shareholders of a target company accepted by the holders of 90% of the shares whose transfer is involved. The acquiring company may use “squeeze out” rights to acquire the shares of the dissenting minority shareholders and, conversely, minority shareholders may use a “sell out” right to require the acquiring company to acquire their shares in the target.

viii Paragraph 30(4) of Schedule 4: A “key feature” is a provision of the scheme which is necessary in order to meet the requirements of Schedule 4.